United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
April 27, 2010
(Date of Report)
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 27, 2010, Ultralife Corporation (the “Company”) entered into an agreement (the “Amendment Agreement”) with Ken Cotton, Shawn O’Connell, Simon Baitler and Tim Jacobs (together, the “Share Recipients”). The Amendment Agreement amends the terms of the asset purchase agreement dated October 31, 2008 whereby the Company acquired substantially all of the assets of U.S. Energy Systems, Inc. (the “Asset Purchase Agreement”).
Under the terms of the Asset Purchase Agreement, on the achievement of certain annual post-acquisition financial milestones during the period ending December 31, 2012, the Company was to issue up to an aggregate of 200,000 unregistered shares of the Company’s common stock to Ken Cotton, Shawn O’Connell and Simon Baitler (together, the “Selling Shareholders”). At the time the Amendment Agreement was entered into, the Company had not issued any shares of the Company’s common stock to the Selling Shareholders because none of the financial milestones had been achieved.
Under the terms of the Amendment Agreement, the Company agreed to issue the Share Recipients an aggregate of 200,000 shares of the Company’s unregistered common stock in full satisfaction of its outstanding obligations to the Selling Shareholders under the Asset Purchase Agreement. Under the terms of the Amendment Agreement, the Selling Shareholders agreed to release the Company from any past or present claims relating to the purchase price provisions of the Asset Purchase Agreement.
The Company elected to enter into the Amendment Agreement because the Company’s consolidation plan and the reorganization of its reporting units involved reorganizing the operations of the business purchased in the Asset Purchase Agreement. The post-acquisition financial milestones in the Asset Purchase Agreement did not support the Company’s current consolidation and reorganization plans and it was determined that it would be in the Company’s best interests to satisfy its obligations under the Asset Purchase Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2010	ULTRALIFE CORPORATION
/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer